Exhibit No. 99.1	Press Release of CUI Global, Inc., dated October 23, 2017.

CUI GLOBAL ANNOUNCES CLOSING OF ITS PUBLIC OFFERING OF
COMMON STOCK AND UNDERWRITER’S FULL EXERCISE OF OVER-ALLOTMENT OPTION

TUALATIN, Ore., October 23, 2017 – CUI Global, Inc. (NASDAQ: CUI), (the “Company”) today announced the closing of its previously announced underwritten public offering of 7,392,856 shares of its common stock at a public offering price of $2.80 per share, including 964,285 shares sold at the public offering price pursuant to the underwriter’s exercise in full of its option to purchase additional shares to cover over-allotments. The net proceeds to CUI Global (after deducting the underwriting discount and other estimated expenses payable by the Company) were approximately $19.2 million.

The Company intends to use the net proceeds from the offering primarily for general corporate purposes, which may include operating expenses, working capital to improve and promote its commercially available products, advance product candidates, future acquisitions or share repurchases, expand international presence and commercialization, general capital expenditures and satisfaction of debt obligations.

Additional Offering Information

Craig-Hallum Capital Group acted as the sole managing underwriter for the offering.

A shelf registration statement on Form S-3 (File No. 333-216672) relating to the shares of common stock offered was declared effective by the Securities and Exchange Commission (“SEC”). This offering was made by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from the SEC’s website at http://www.sec.gov or from Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, Minnesota 55402, by telephone at (612) 334-6300 or email at prospectus@chlm.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems’ advanced GasPT platform targeting the energy sector, to CUI Inc.’s digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most importantly, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com.

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the SEC.

Media Contact:	External IR Counsel:
CUI Global, Inc.	LHA
Jeff Schnabel	Sanjay M. Hurry
Main: 503-612-2300	212-838-3777
press@cuiglobal.com	cuiglobal@lhai.com

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